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                                                                    Exhibit 10.4


                              [THE KNOT LETTERHEAD]


Ms. Sandra Stiles
450 North End Avenue
New York, Now York 10282

Dear Sandy:

         On behalf of The Knot, Inc., I am pleased to offer you an agreement of employment for your services on the following terms:

1. Knot agrees to employ you as Chief Operating Officer and Chief Financial Officer commencing on November 2, 1998. During you employment, you shall report to the Chief Executive Officer of The Knot and perform the duties described, and any additional duties as the Chief Executive Officer shall from time to time assign to you. Your direct responsibilities will encompass all areas of operations, registry, sales, distribution, acquisitions, general accounting, treasury, cash management and corporate budgeting. You agree to perform the duties of any position you hold in an efficient and competent manner and to devote your skills and efforts to the business and affairs of The Knot.

2. Your salary during the period of your employment under this agreement shall be at a rate of $110,000 Per annum, or such other amount, not less than that figure, as the Chief Executive Officer shall from time to time determine. Your salary shall be reviewed not less frequently than every twelve (12) months. You will be eligible to participate in any officer or employee bonus plan created.

3. If during the period of your employment hereunder you shall become temporarily disabled, through illness or otherwise, from performing your duties hereunder, you shall be entitled to a leave of absence from The Knot for the duration of any such disability, up to, but not exceeding an aggregate of six months. Your employment hereunder shall continue during any such leave of absence. If any disability shall at any time appear to the Chief Executive Officer of The Knot to be permanent or your leave for disability shall continue for more than six months in the aggregate, The Knot will thereupon have the right to terminate you employment, hereunder, subject to your rights under The Knot's Long Term Disability Plan.

4. You are eligible for participation in The Knot's employee benefit plans. Your eligibility for The Knot's health plan will be determined by the terms of that plan, which may be changed at any time. Your eligibility for participation in The Knot's Stock Option Plan will begin on May 1, 1998. Your will be eligible to participate in any other plans which The Knot may from time to time make available to it's officers and employees.

5. The Knot reserves the right to terminate your employment at any time. However if your employment Hereunder is terminated for other than cause, you shall be entitled to
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         continue on the Knot's payroll for six months, at the rate of pay then in effect. and receive all benefits associated with your employment.

6. During your employment by The Knot, you will not serve any interests or do any act or thing that might conflict with the interests of The Knot, the determination by the Knot of its interests are final and conclusive. You will regard as confidential all information developed by you or communicated to you concerning the business of The Knot in the course of or in connection with your employment, and you will not, without The Knot's written approval, make any oral or written disclosure thereof during the term of your employment.

7. This letter sets forth the entire agreement between us. The terms of this letter may not be changed. Except in writing signed by both parties.

         If the foregoing is acceptable, please sign the extra copy of this letter and return it to me.


                                                  Sincerely yours,

                                                  /s/ David Liu
                                                  David Liu
                                                  Chief Executive Officer
Agreed:  /s/ Sandra Stiles
By:
Dated: